UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2008
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31279	33-0044608
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

10210 Genetic Center Drive
San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 410-8000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Gen-Probe Incorporated 2007 Executive Bonus Plan and 2008 Performance Goals
     On February 8, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Gen-Probe Incorporated (the “Company”) adopted The Gen-Probe Incorporated 2007 Executive Bonus Plan (“Executive Bonus Plan”), subject to approval by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders. On May 31, 2007, at the Company’s 2007 annual meeting of stockholders, the Company’s stockholders approved the Executive Bonus Plan. The Executive Bonus Plan is intended to permit the payment of awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. A description of the Executive Bonus Plan is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2007, which description is incorporated herein by reference pursuant to Instruction B.3 of Form 8-K. The description of the Executive Bonus Plan is qualified in its entirety by reference to the Executive Bonus Plan attached as Exhibit 10.98 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2007.
     On March 28, 2008, the Compensation Committee determined that the Company’s Chief Executive Officer (“CEO”) and President and Chief Operating Officer (“COO”) would participate in the Executive Bonus Plan for calendar year 2008. The 2008 target bonus for the Company’s CEO is an amount equal to 75% of his annual base salary as of December 31, 2008, and the 2008 target bonus for the Company’s President and COO is an amount equal to 60% of his annual base salary as of December 31, 2008.
     On March 28, 2008, the Compensation Committee also established the performance goals under the Executive Bonus Plan for the calendar year 2008 performance period. Bonus amounts will be based upon two performance objectives: (1) attainment of an adjusted earnings per share target (the “EPS Target”); and (2) attainment of a revenue growth target (the “Revenue Target”), each weighted in accordance with a pre-determined performance matrix. For any bonus to be payable under the Executive Bonus Plan, adjusted earnings per share must be greater than a threshold adjusted earnings per share amount. Adjusted earnings per share means the Company’s per share net earnings for 2008, adjusted to remove the effects of certain specified events or items.
     The bonus (if any) payable to each participant will be an amount determined by multiplying the participant’s target bonus amount by the target bonus multiplier determined in accordance with the pre-determined performance matrix. Each participant may receive between 0% and 150% of his target bonus amount. The target bonus multiplier will equal 100% if the Company achieves (and does not exceed) the EPS Target and the Revenue Target. The Compensation Committee retains discretion under the terms of the Executive Bonus Plan to reduce or eliminate (but not increase) the bonus that otherwise would be payable to participants based on actual performance. Separately, the Compensation Committee has the discretion to award a supplemental bonus outside of the Executive Bonus Plan based on outstanding individual performance.
The 2008 Gen-Probe Employee Bonus Plan
     On March 28, 2008, the Compensation Committee adopted the 2008 Gen-Probe Employee Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for the payment to eligible employees, including the Company’s Vice Presidents, Senior Vice Presidents and Executive Vice Presidents, of cash incentive compensation for fiscal 2008 performance. The Bonus Plan is substantially similar to the 2007 Gen-Probe Employee Bonus Plan, which governed bonuses payable for fiscal 2007 performance. The Bonus Plan was adopted by the Compensation Committee as part of its regular review of the Company’s annual bonus programs.
     Each participant in the Bonus Plan is assigned, according to employee position, a target cash bonus amount expressed as a percentage of his or her annual base salary. For each of the eligible Vice Presidents, Senior Vice Presidents and Executive Vice Presidents, the target bonus amount is 25% of annual base salary. These target bonus amounts are the same as those for fiscal year 2007.
     Bonuses are calculated under the Bonus Plan based on the following two factors:
•	Company Performance Factor (CPF). The CPF is a percentage between 0% and 150% that is applied to each target bonus and is based on the achievement of the Company’s earnings per share and total revenue goals. If the Company achieves (and does not exceed) its earnings per share and total revenue goals, the CPF equals 100%.

•	Individual and Team Performance Factor (ITPF). The ITPF is a percentage between 0% and 150% that is applied to a portion of each participant’s target bonus. Each participant will be assigned an ITPF percentage based on the assessment of his or her overall performance, including performance on functional teams at the Company.
     Examples of bonus calculations based on the foregoing factors are included in the Bonus Plan, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. Based on the bonus calculation, a participant may receive between 0% and 187.5% of his or her target bonus amount.
     The Compensation Committee is responsible for administering the Bonus Plan, except that the Company’s CEO shall act as administrator for purposes of approval of bonus payments to employees other than executive officers. As administrator, the Compensation Committee, or the Company’s CEO in the case of bonus payments to employees other than executive officers, may adjust the final bonus amount for any participant, as it deems appropriate. Participants must be employed by the Company on December 31, 2008 and on the date of bonus payment (expected within 90 days of fiscal year end) to receive a bonus under the Bonus Plan.
     The foregoing description is qualified in its entirety by reference to the Bonus Plan attached hereto.
Item 9.01. Financial Statements and Exhibits.
     (d) The following exhibit is filed with this Current Report:

Exhibit Number	Description

99.1	2008 Gen-Probe Employee Bonus Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008	GEN-PROBE INCORPORATED
	By:	/s/ R. William Bowen
R. William Bowen
Senior Vice President, General Counsel and Corporate Secretary

EXHIBITS

Exhibit Number	Description

99.1	2008 Gen-Probe Employee Bonus Plan